Exhibit 99(g)(2)

EXECUTION VERSION

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

BETWEEN

NS CAPITAL INCOME MASTER FUND REIT, INC.

AND

CNI RECF ADVISORS, LLC

This Amended and Restated Investment Advisory Agreement (this “Agreement”) is made as of May 23, 2017 with an effective date as of February 23, 2017, by and between NS Capital Income Master Fund REIT, Inc., a Maryland corporation (the “Company”), and CNI RECF Advisors, LLC, a Delaware limited liability company (the “Advisor”). This Agreement amends and restates that certain Investment Advisory Agreement, dated as of May 6, 2016, by and between the Company and NSAM B-RECF Ltd. (the “Prior Agreement”). Upon execution and delivery of this Agreement, the Prior Agreement shall be automatically deemed to have been amended and restated as provided herein, and this Agreement shall be in full force and effect.

WHEREAS, the Company is a Delaware corporation that intends to qualify as a real estate investment trust (“REIT”) and invest its funds in investments permitted by the terms of Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Advisor was organized as a Bermuda exempted limited company under the name of NSAM B-RECF Ltd., and as of January 31, 2017, was re-domiciled as a Delaware limited liability company and renamed CNI RECF Advisors, LLC;

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Company desires to continue to retain the Advisor to furnish investment advisory services to the Company necessary for the operation of the Company on the terms and conditions hereinafter set forth, and the Advisor wishes to be retained to provide such services; and

WHEREAS, the Company desires to continue to retain the Advisor to furnish, or arrange for its affiliates or others to furnish, administrative services to the Company in the manner and on the terms and conditions hereinafter set forth, and that the Advisor is willing to continue to furnish, or arrange for others to furnish, administrative services to the Company in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Advisor hereby agree as follows:

INVESTMENT ADVISORY SERVICES

1.          Investment Advisory Duties of the Advisor.

(a)          Retention of Advisor. The Company hereby appoints the Advisor to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board of Directors”), for the period and upon the terms herein set forth, in accordance with:

(i)          during the term of this Agreement, all applicable federal and state laws, rules and regulations, and the Company’s articles of incorporation (the “Articles”) and bylaws (the “Bylaws”), in each case as may be amended from time to time;

(ii)         such investment policies, directives, regulatory restrictions as the Company may from time to time establish or issue and communicate to the Advisor in writing; and

(iii)        the Company’s compliance policies and procedures as applicable to the Advisor and as administered by the Company’s chief compliance officer.

(b)          Responsibilities of Advisor. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement:

(i)          determine the composition and allocation of the Company’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)         establish and maintain criteria to identify, evaluate and negotiate the structure of the Company’s investments;

(iii)        perform due diligence on prospective investments;

(iv)        execute, close, service and monitor the Company’s investments;

(v)         perform, oversee and supervise the various management and operational functions relating to the Company’s investments, including any subsidiaries or joint ventures;

(vi)        determine the securities and other assets that the Company shall purchase, retain or sell; and

(vii)       provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably request or require for the investment of its funds.

(c)          Power and Authority. To facilitate the Advisor’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Advisor, and the Advisor hereby accepts, the power and authority to act on behalf of the Company to effectuate investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing or another form of borrowing, the Advisor shall use commercially reasonable efforts to arrange or assist in arranging for such financing or borrowing on the Company’s behalf, subject to the oversight and approval of the Board of Directors. In the event that the Company determines that it is necessary to make investments on behalf of the

Company through special purpose vehicles (each, an “SPV”), the Advisor shall have the authority to (i) create, or arrange for the creation of, such SPVs, (ii) manage such SPVs and their respective investment(s) in accordance with applicable law and (iii) take any other actions with respect the SPVs that the Advisor deems, in its sole discretion, appropriate. The Company also grants to the Advisor power and authority to engage in all activities and transactions (and anything incidental thereto) that the Advisor deems, in its sole discretion, appropriate, reasonably necessary or advisable to carry out its duties pursuant to this Agreement.

(d)          Acceptance of Appointment. The Advisor hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)          Record Retention. Subject to review by, and the overall control of, the Board of Directors, the Advisor shall maintain and keep all books, accounts and other records of the Advisor that relate to investment advisory activities performed by the Advisor hereunder as required under the Investment Company Act of 1940, as amended (the "1940 Act") and the Advisers Act. The Advisor shall at all reasonable times have access to the books and records of the Company. The Advisor agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Advisor further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Advisor shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement. The Advisor shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Advisor or the Company.

2.          Expenses Payable by the Company.

(a)          Advisor Personnel. All investment personnel of the Advisor, when and to the extent engaged in providing investment advisory services, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Advisor and not by the Company.

(b)          Costs. Subject to the limitations on expense reimbursement of the Advisor as set forth in Section 2(c) below, the Company, either directly or through reimbursement to the Advisor, shall bear all costs and expenses of its operations and its investment transactions, including without limitation, expenses relating to: expenses deemed to be “organization and offering expenses” of the Company for purposes of Conduct Rule 5110(c) of the Financial Industry Regulatory Authority (for purposes of this Agreement, such expenses are hereinafter referred to as “Organization and Offering Expenses”); corporate and organizational expenses relating to borrowings and offerings of the Company’s shares (“Shares”) and other securities and incurrences of any indebtedness, subject to limitations included in this Agreement; the cost of effecting sales and repurchases of the securities of the Company; investment advisory fees of the Advisor; fees payable to third parties relating to, or associated with, making, monitoring and disposing of investments and valuing investments and enforcing contractual rights, including fees and expenses associated with performing due diligence reviews of prospective investments; the fees, costs and operating expenses relating to an SPV; research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); transfer agent, administration and custodial fees; fees and expenses associated with the Company’s marketing efforts; interest payable on debt, if any, incurred to finance the Company’s investments; federal and state registration fees; federal, state and local taxes; the fees and expenses of any directors of the Company who are not affiliated persons (as defined in the 1940 Act) of the Advisor; shareholders’ reports and notices; fidelity bond, directors and officers/errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, long distance telephone and staff costs; fees and expenses associated with independent audits and outside legal costs; costs associated with the Company’s reporting and compliance obligations under applicable federal and state securities laws; brokerage commissions for the Company’s investments; and all other fees and expenses incurred by the Advisor or the Company in connection with administering the Company’s business, including all fees and expenses incurred by the Advisor in performing its obligations under this Agreement and the reimbursement of the allocable portion of the compensation (which may include, but is not limited to, salary, benefits, bonuses and incentive compensation, if any) of the Company’s chief financial officer, if any, chief compliance officer and administrative support, to the extent they are not controlling persons of the Advisor or any of its affiliates, subject to the limitations included in this Agreement.

Prior to the effective date of this Agreement, the Advisor, either directly or through its affiliates, will bear Organization and Offering Expenses on behalf of the Company. Upon such time that this Agreement becomes effective pursuant to Section 15(a), the Advisor will be entitled to receive reimbursement from the Company and the Company will be liable to pay the Advisor for Organization and Offering Expenses that the Advisor has paid on behalf of the Company, either directly or through its affiliates, (the “Reimbursable O&O Expenses”) until all of the Organization and Offering Expenses incurred and/or paid by the Advisor or its affiliates have been recovered, subject to any expense limitation agreement and/or applicable regulatory limitations.

Under the terms of this Agreement, the Advisor and certain of its affiliates will become entitled to receive reimbursement for any future offering or organization costs incurred, subject to any expense limitation agreement and/or applicable regulatory limitations.

(c)          Reimbursement. Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this section shall be reimbursed by the Company for its expenses incurred in accordance with this Section 2 promptly following its request therefor, but in no event later than 30 business days following such request. The Advisor shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

The Advisor shall not be reimbursed for any costs or expenses under this Section 2 for which it has been reimbursed under the Investment Advisory Agreement by and between

NorthStar Real Estate Capital Income Master Fund, a Delaware statutory trust (the “Master Fund”), and the Advisor (the “Master Fund Advisory Agreement”).

3.          Compensation of the Advisor. The Advisor shall not receive compensation so long as the Company remains a “wholly owned subsidiary” of the Master Fund, as defined in the 1940 Act (i.e., the Master Fund owns 95% or more of the Company’s outstanding voting securities). In the event that the Company is no longer a “wholly owned subsidiary” of the Master Fund, the Company shall pay to the Advisor fair and reasonable compensation for its services. This compensation will be payable on any assets that are not subject to the “Base Management Fee” and the “Incentive Fee” payable to the Advisory under the Master Fund Advisory Agreement (as such terms are defined in the Master Fund Advisory Agreement) and will be calculated in accordance with the methodologies used to determine the Base Management Fee and Incentive Fee under the Master Fund Advisory Agreement.

The Advisor may elect to defer or waive all or a portion of any compensation that would otherwise be paid to it pursuant to this Section 3. Prior to the payment of any fee to the Advisor, the Company shall obtain written instructions from the Advisor with respect to any deferral or waiver of any portion of such fees. Any portion of a deferred fee payable to the Advisor and not paid over to the Advisor with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the occurrence of the termination of this Agreement or a liquidity event, as the Advisor may determine upon written notice to the Company.

4.          Covenant of the Advisor.

(a)          Maintenance of Registration and Compliance with Laws. The Advisor covenants to maintain its registration as an investment adviser under the Advisers Act until the expiration or termination of this Agreement. The Advisor agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

(b)          Operation of Company as a REIT. The Advisors agree to provide the services described herein hereunder in such a manner as to seek to avoid causing the Company to fail to qualify for taxation as a REIT under the U.S. federal income tax laws, unless the Board of Directors determines that such qualification is no longer desirable. In the event that the provision of services hereunder would cause the Company to fail to qualify for taxation as a REIT under the Code, such services shall be modified to the extent reasonably practical and only to the minimum extent necessary to preserve provision of the services and qualification as a REIT, in all cases, unless the Board of Directors determine that such qualification is no longer necessary.

5.          Brokerage Commissions; Front End Fees.

(a)          Brokerage Commissions. The Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, including in accordance with Financial Industry Regulatory Authority Rule 5110, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction, excluding the sale of securities of the Company, in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Advisor’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Advisor may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

ADMINISTRATIVE SERVICES

6.          Administrative Duties of the Advisor.

(a)          Engagement of the Advisor. The Company hereby engages and retains the Advisor to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below for the period and on the terms and conditions set forth in this Agreement. The Advisor hereby accepts such engagement and retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth, subject to the reimbursement of costs and expenses provided for below. The Advisor, and any others with whom the Advisor subcontracts to provide the services set forth herein, shall for all purposes herein be deemed to be independent contractors of the Company and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

(b)          Services. The Advisor shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Advisor shall:

(i)          provide the Company with clerical, bookkeeping, accounting and recordkeeping services, legal services, and shall provide all such other administrative services as the Administrator and the Company shall from time to time determine to be necessary or useful to perform its obligations under this Agreement;

(ii)         on behalf of the Company, enter into agreements and/or conduct relations with custodians, depositories, transfer agents, distribution payment agents, shareholder servicing agents, accountants, auditors, tax consultants, advisers and experts, investment advisers, compliance officers, escrow agents, attorneys, dealer-managers, brokers and dealers, investor custody and share transaction clearing platforms, marketing, , public relations firms, investor communication agents, printers, insurers, banks, independent valuation firms, and such other persons in any such other capacity deemed to be necessary or desirable by the Advisor and the Company;

(iii)        have the authority, subject to the approval of the Board of Directors, to enter into, among the Company and a third-party, one or more administration agreements,

pursuant to which the Company may obtain certain administrative services, and for which the Company may pay a separate fee;

(iv)        make reports to the Board of Directors of the performance of its obligations under this Section 6;

(v)         furnish advice and recommendations with respect to such other aspects of the administration of the Company’s business and affairs as the Advisor reasonably shall determine to be desirable;

(vi)        assist the Company in the preparation of the financial and other records that the Company is required to maintain and the preparation, printing and dissemination of reports that the Company is required to furnish to shareholders, and reports and other materials filed with the states and jurisdictions where any offering of the Shares or other securities is registered or otherwise reported and there is a duty to file information with one or more states on an ongoing basis;

(vii)       monitor the Company’s compliance with the applicable requirements of the Code;

(viii)      oversee the preparation and filing of the Company’s tax returns, and generally oversee and monitor the payment of the Company’s expenses; and

(ix)         oversee the performance of administrative and other professional services rendered to the Company by others.

7.          Records. Subject to review by, and the overall control of, the Board of Directors, the Advisor shall maintain and keep all books, accounts and other records of the Company that relate to administrative services performed by the Advisor hereunder as required under the 1940 Act. The Advisor agrees that all records that it maintains and preserves for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of the Agreement or otherwise on written request by the Company. The Advisor further agrees that the records which it maintains for the Company will be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Advisor shall have the right to retain copies of such records for an indefinite period, subject to observance of its confidentiality obligations under this Agreement. The Advisor shall maintain records of the locations where any books, accounts and records of the Company are maintained by third parties providing services directly or indirectly to the Company.

8.          Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 Stat. 1138), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement or any other agreement between or among the parties hereto for the provision of services to the Company. Except as may be required in carrying out this Agreement, confidential information under this Section 8 shall not be disclosed to any third party, without the prior consent of such providing person, except that such confidential information may be disclosed to an affiliate or agent of the disclosing person to be used for the sole purpose of rendering services pursuant to this Agreement or any other agreement between or among the parties hereto for the provision of services to the Company. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed to any regulatory authority, by judicial or administrative process or otherwise by applicable law or regulation.

9.          Allocation of Costs and Expenses. The Company shall bear all costs and expenses for the administration of its business and shall reimburse the Advisor for any such costs and expenses that have been paid by the Advisor, or by any affiliate thereof, on behalf of the Company on the terms and conditions set forth in Section 6. These costs and expenses shall include, but not be limited to:

(a)          organizational expenses relating to borrowings and offerings of the Company’s securities and incurrences of indebtedness, subject to limitations included in this Agreement;

(b)          the cost of effecting sales and repurchases of any securities of the Company;

(c)          expenses incurred by the Advisor or any affiliate thereof payable to third parties, including agents, consultants or other advisors (such as accountants and legal counsel);

(d)          fees payable to third parties relating to, or associated with, making, monitoring and disposing of investments, and valuing investments and enforcing contractual rights, including fees and expenses associated with performing due diligence reviews of prospective investments;

(e)          reimbursement of the allocable portion of the compensation (which may include, but is not limited to, salary, benefits, bonuses and incentive compensation, if any) of certain employees of the Advisor that provide management services to the Company or certain of its investments;

(f)          professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts;

(g)          fees payable to third parties relating to, or associated with, making, monitoring, servicing and disposing of a Subsidiary’s investments, and valuing investments and enforcing contractual rights, including fees and expenses associated with performing due diligence reviews of prospective investments for a Subsidiary;

(h)          fees, expenses, and costs relating to or associated with software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs);

(i)          research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data);

(j)          all costs and charges for equipment or services used in communicating information regarding the Company’s transactions among the Advisor and any custodian or other agent engaged by the Company

(k)          all costs associated with the provision of information technology services;

(l)          federal and any state registration or notification fees;

(m)          the costs of preparing, printing and mailing reports and other communications, including shareholder reports and notices or similar materials, to shareholders;

(n)          interest payable on debt, if any, incurred to finance the Company’s investments;

(o)          transfer agent and custodial fees;

(p)          federal, state and local taxes;

(q)          fees and expenses of Independent Trustees (as defined below);

(r)          overhead costs, including rent, office supplies, utilities and capital equipment;

(s)          costs of preparing and filing reports or other documents required by any governmental agency;

(t)          costs of fidelity bond, directors and officers/errors and omissions liability insurance and other insurance premiums;

(u)          direct costs and expenses of administration, including those relating to printing, mailing, long distance telephone, copying, secretarial and other and staff, independent auditors and outside legal costs;

(v)         fees and expenses associated with independent audits, outside legal costs, and tax returns, including compliance with applicable federal and state laws;

(w)          internal legal expenses (including those expenses associated with attending and preparing for board meetings, as applicable, and generally serving as counsel to the Company)

(x)          costs associated with the Company’s reporting and compliance obligations under applicable federal and state securities laws, including the cost of third-party service providers and any compliance program audit programs;

(y)          brokerage commissions for the Company’s investments;

(z)          computer software specific to the business of the Company;

(aa)         any unreimbursed expenses incurred in connection with transactions not consummated;

(bb)         the costs of responding to regulatory requests;

(cc)         routine non-compensation overhead expenses of the Advisor and or any affiliate thereof in connection with administering the Company’s business;

(dd)         all other expenses incurred by the Company or the Advisor, or by any affiliate thereof that the Advisor has arranged to provide services to the Company, in connection with the administration of the Company’s business, including expenses incurred by the Advisor or any affiliate thereof in performing the Advisor’s obligations under this Agreement and the reimbursement of the allocable portion of the compensation (which may include, but is not limited to, salary, benefits, bonuses and incentive compensation, if any) of the Company’s chief financial officer, chief compliance officer and administrative support staff attributable to the Company, to the extent that they are not a person with a controlling interest in the Advisor or any of its affiliates, subject to the limitations included in this Agreement, as applicable; and

(ee)         any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the Company’s respective organizational documents.

10.         No Fee; Reimbursement of Expenses; Limitations on Reimbursement of Expenses.

(a)          Fees and Expenses. In full consideration for the provisions of administrative services provided by the Advisor and its affiliates under this Agreement, the parties acknowledge that there shall be no separate fee paid in connection with the administrative services provided by the Advisor or its affiliates, notwithstanding that the Company shall reimburse the Advisor, at the end of each fiscal quarter, for all expenses of the Company incurred by the Advisor, or by any affiliate thereof that the Advisor has arranged to provide administrative services to the Company, as well as the actual cost of goods and services used for the Company and obtained by the Advisor or any affiliate thereof. The Advisor may be reimbursed for the administrative services necessary for the prudent operation of the Company performed by the Advisor, or by any affiliate thereof that the Advisor arranged to provide administrative services under this Agreement, on behalf of the Company; provided, however, the reimbursement shall be an amount equal to the lower of the Advisor’s or the affiliate’s actual cost or the amount the Company would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and, provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, allocations or other reasonable methods. The Company may also agree to reimburse the Advisor under this Agreement, whereby the Advisor, or an affiliate of the Advisor, shall provide certain administrative services for the Company, for the salaries, rent and travel expenses of executive officers of the Advisor also serving in the capacity of chief financial officer or chief compliance officer of the Company provided such reimbursement is approved annually by a majority of (i) the Board of Directors and (ii) the Independent Trustees (as defined below). The Advisor shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

(b)          The Advisor shall not be reimbursed for any expenses under this Section 10 for which it is reimbursed under the Master Fund Advisory Agreement.

OTHER PROVISIONS

11.         Independent Contractor Status. The Advisor, and any others with whom the Advisor contracts or arranges to provide the services set forth herein, shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

12.         Other Activities of the Advisor.

Subject to all applicable law, the services of the Advisor to the Company are not exclusive, and the Advisor may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Advisor to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and shareholders of the Company are or may become interested in the Advisor and its affiliates, as directors, officers, employees, shareholders, managers or otherwise, and that the Advisor and directors, officers, employees, shareholders and managers of the Advisor and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

13.         Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, director, officer or employee of the Advisor is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, director, officer and/or employee of the Advisor shall be deemed to be acting in such capacity solely for the Company, and not as a manager, director, officer or employee of the Advisor or under the control or direction of the Advisor, even if paid by the Advisor.

14.         Indemnification; Limitation of Liability.

(a)          Indemnification. None of the Advisor, any of its affiliates or any of the respective officers, directors and employees of the Advisor or any such affiliate (for the purposes of this Section 14 only, “Affiliates”) or any person who within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), controls, is controlled by or is under common control with the Advisor (“Control Persons”) shall be subject to any liability to the Company, its Affiliates or to any shareholder of the Company for any error of judgment or mistake of law, exercise of fiduciary duty (without regard to whom such duty is owed) or any other act or omission in the course of, or connected with, rendering services hereunder, for any losses that may be sustained in the purchase, holding or sale of any security by the Company, or as a result of any activities of any other person appointed by the Advisor or retained by the Company to provide services to the Company, and shall not be subject to any liability to the Company or any of the Company’s shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be construed to protect the Advisor, its Affiliates or any Control Person of the Advisor against (1) such person’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (2) any untrue statement of a material fact (or an omission of such statement) contained in any reports, advertisements, sales literature or other materials pertaining to the Company or the Advisor to the extent that such statement was (x) made in reliance on information furnished to the Company in writing by the Advisor, its Affiliates or Control Persons and (y) the Advisor, its Affiliates or Control Persons consented to its disclosure. Additionally, each of the Advisor, its Affiliates and each Control Person of the Advisor may consult with legal counsel, accountants and other experts selected by it and shall have no liability to the Company or to any shareholder of the Company for acting or refraining from acting on behalf of the Advisor or the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other experts.

The Company agrees to indemnify and hold harmless the Advisor, its Affiliates and each Control Person of the Advisor (each a “Indemnified Party”) against all losses, damages, costs and expenses, together with all legal (including reasonable attorney’s fees) and other expenses (collectively, “Losses”) reasonably incurred by an Indemnified Party with respect to (i) any matter with respect to the operations of the Company, the services of the Advisor or any Affiliate of the Advisor under this Agreement and the services of any other person appointed by the Advisor or retained by the Company to provide services to the Company, other than liabilities occurring as a result of the Advisor’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder, or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any reports, advertisements, sales literature or other materials pertaining to the Company, unless such statement was made in reliance on and in conformity with written information furnished to the Company by the Advisor for use therein.

Notwithstanding the foregoing, in no case shall the Company’s indemnity hereunder be inconsistent with the laws of the State of Delaware or the Articles. Notwithstanding anything set forth in this Section 14 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of any liability to the Company or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Advisor’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

15.         Effectiveness, Duration and Termination of Agreement.

(a)          Term and Effectiveness. The Prior Agreement became effective as of May 6, 2016, and this Agreement shall become effective as of the date first set forth above. This

Agreement shall remain in effect for two (2) years from the effective date of the Prior Agreement, and thereafter shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by: (i) the vote of the Board of Directors and the Master Fund Board, including the vote of a majority of the Master Fund’s trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement (the “Independent Trustees”), in accordance with the requirements of the 1940 Act, or (ii) by (A) the vote of the holders of a majority of the outstanding voting securities of the Company entitled to vote, (B) the vote of a majority of the Board of Directors and (C) a vote of a majority of the Independent Trustees.

(b)          Termination. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). In addition, this Agreement may be terminated at any time, without the payment of any penalty, (a) by the Company upon 60 days’ written notice to the Advisor, (i) upon the vote of a majority of the outstanding voting securities of the Company, or (ii) by the vote of the Independent Trustees, or (b) by the Advisor upon 60 days’ written notice to the Company. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to any amounts owed to it under Sections 3 and 9 through the date of termination or expiration, the provisions of Section 14 of this Agreement shall remain in full force and effect, and the parties shall remain entitled to the benefits thereof.

(c)          Payments to and Duties of Advisor Upon Termination.

(i)          After the termination of this Agreement, the Advisor shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, including any deferred fees.

(ii)         The Advisor shall promptly upon termination:

(A)         deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors;

(B)         deliver to the Board of Directors all assets and documents of the Company then in custody of the Advisor; and

(C)         cooperate with the Company to provide an orderly transition of services.

16.         Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board of Directors or the Company:

NS Capital Income Master Fund REIT, Inc.

c/o Colony NorthStar, Inc.

399 Park Avenue, 18th Floor

New York, New York 10022

With a copy to:

NS Capital Income Master Fund REIT, Inc.

c/o Colony NorthStar, Inc

515 S Flower St, 44th Floor

Los Angeles, CA 90071

Attention: Legal Director

To the Advisor:

CNI RECF Advisors, LLC

c/o Colony NorthStar, Inc.

515 S Flower St, 44th Floor

Los Angeles, CA 90071

Attention: Legal Director

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 16.

17.         Amendments. This Agreement may be amended by mutual written consent of the parties, provided that the terms of any material amendment shall be approved, if such approval is required by applicable law, by: (a) the Board of Directors and the Master Fund Board, and (b) the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

18.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

19.         Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Advisor is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any other then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

20.         Insurance. The Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Advisor as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Advisor is a named Additional Insured Party on such policy, the Company shall provide the Advisor with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 20 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the Independent Trustees.

21.         The NorthStar Name. Colony NorthStar, Inc. (“Colony NorthStar”) and its affiliates have a proprietary interest in the name “NorthStar.” Colony NorthStar hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “NorthStar” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from Colony NorthStar, cease to conduct business under or use the name “NorthStar” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “NorthStar” or any other word or words that might, in the reasonable discretion of Colony NorthStar, be susceptible of indication of some form of relationship between the Company and Colony NorthStar or any of its affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “NorthStar.” Consistent with the foregoing, it is specifically recognized that Colony NorthStar or one or more of its affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate loans, real estate-related debt securities and other real estate assets) and financial and service organizations having “NorthStar” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Colony NorthStar shall govern the Company’s use of the name “NorthStar” and the Company’s use of the “NorthStar” name will be in strict accordance with any quality standards and specifications that may be established by Advisor and communicated to Company from time to time.

[Remainder of page intentionally left blank; Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

NS CAPITAL INCOME MASTER FUND REIT, INC., a Delaware corporation

By:
Name: Daniel R. Gilbert
Title: Director

CNI RECF ADVISORS, LLC, a Delaware limited liability company

By: CNI ADVISOR HOLDINGS, LLC, its sole member

By:
Name: Mark M. Hedstrom
Title: Vice President

[Signature Page to the REIT Subsidiary Advisory Agreement]